July 2008 Pricing Sheet dated July 18, 2008 relating to Preliminary Terms No. 707 dated June 27, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices
PRICING TERMS – JULY 18, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$9,851,000
Pricing date:	July 18, 2008
Original issue date:	July 25, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	MSCI EAFE® Index	33.333%	1,897.58	0.017566058
	S&P 500® Index	33.333%	1,260.68	0.026440492
	Hang Seng® Index	33.333%	21,874.19	0.001523851
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,475.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$1,475 per note (147.5% of the stated principal amount)
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index. See “Basket – Multiplier” above.
Basket setting date:	For each basket index, the pricing date.
Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	617482AA2
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$24	$976
Total	$9,851,000	$236,424	$9,614,576
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“MSCI EAFE® Index” is a trademark of MSCI Inc. and has been licensed for use by Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The mark and name “Hang Seng® Index” is proprietary to Hang Seng Data Services Limited and HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 707 dated June 27, 2008
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.